Exhibit 99.(9)

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

August 27, 2015

UBS RMA Tax-Free Fund Inc.

1285 Avenue of the Americas

New York, New York 10019-6028

Re:                 UBS RMA Tax-Free Fund Inc.

Post Effective Amendment No. 51 to the Registration Statement

on Form N-1A (“Registration Statement”)

Dear Ladies and Gentlemen:

We have acted as counsel for UBS RMA Tax-Free Fund Inc. (the “Registrant”), a corporation duly organized and validly existing under the laws of the State of Maryland, in connection with the Registration Statement relating to the issuance and sale by the Registrant of up to 20 billion authorized shares of its common stock (“shares”) under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended.  We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Registrant’s Restatement of Articles of Incorporation and Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registrant’s Statement of Additional Information of the Registration Statement to be dated on or about August 28, 2015 and in any revised or amended versions thereof under the caption “Counsel.”  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP